UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2017

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Preferred Stock Purchase Agreement

On June 28, 2017 Carrizo Oil & Gas, Inc. (the “Company,” “Carrizo,” “we” or “us”) entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with certain funds managed or sub-advised by GSO Capital Partners LP and its affiliates (collectively, the “GSO Funds”) to issue and sell in a private placement (the “Private Placement”) (i) 250,000 shares of 8.875% Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and (ii) warrants (the “Warrants”) for 2,750,000 shares of common stock of the Company, par value $0.01 per share (the “common stock”), with an exercise price per share of $16.08, exercisable only on a cashless net share settlement basis, for a cash purchase price equal to $970 per share of Preferred Stock purchased. The Company expects to receive net proceeds of approximately $242.5 million from the Private Placement (prior to payment of commitment fees and expenses of the issuance). The Company intends to use the net proceeds from the Private Placement to fund a portion of the acquisition from ExL Petroleum Management, LLC of approximately 16,488 net acres located in the Delaware Basin (the “Pending Acquisition”). The closing of the Private Placement (the “Closing” and the date of the Closing, the “Closing Date”) is expected to occur in August 2017, subject to certain closing conditions, including the closing of the Pending Acquisition and the completion of equity and debt financings with specified gross proceeds.

The Purchase Agreement contains customary representations, warranties and covenants of the Company and the GSO Funds, and the parties have agreed to indemnify each other and their affiliates against certain losses resulting from breaches of their respective representations, warranties and covenants.

Statement of Resolutions

In connection with the Closing, the Company will establish the rights and preferences of the shares of the Preferred Stock pursuant to a Statement of Resolutions (the “Statement of Resolutions”). The Preferred Stock will rank senior to the Company’s common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

Dividends and Maturity

The Preferred Stock will initially have a liquidation preference of $1,000 (the “liquidation preference”). The holders of the Preferred Stock (the “Holders”) will be entitled to receive in cash quarterly cumulative dividends at an annual rate of 8.875% of the liquidation preference per share (equal to $88.75 per share annualized). We may, however, at our election, pay all or a portion of the Preferred Stock dividends by delivering a number of shares of its common stock equal to the dividend amount divided by 97% of the trailing five-trading-day volume weighted average price (“VWAP”) per common stock share as follows: (i) with respect to any dividend declared in respect of a quarter ending on December 15, 2017 and on or prior to September 15, 2018, up to 100% of the dividend; (ii) with respect to any dividend declared in respect of a quarter ending on December 15, 2018 and on or prior to September 15, 2019, up to 75% of the dividend; or (iii) with respect to any dividend declared in respect of a quarter ending on December 15, 2019 and on or prior to September 15, 2020, up to 50% of the dividend. If the Company fails to satisfy the Preferred Stock dividend on the applicable dividend payment date, then the unpaid dividend will be added to the liquidation preference until paid. If the Company fails to pay the quarterly dividend on the applicable dividend payment date and such failure continues for three months past the applicable payment date, then the Holders will be entitled to additional rights, as described below.

The Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by the Company.

Optional Redemption

At any time on or before the first anniversary of the Closing Date, the Company may redeem up to 50,000 shares of Preferred Stock at a redemption price equal to the liquidation preference, which includes accrued and unpaid dividends, in an amount not to exceed the aggregate amount of any cash proceeds of sales of oil and gas properties and related assets, the sale or issuance of the Company’s common stock and the sale of any of the Company’s wholly owned subsidiaries after the Closing Date.

At any time, the Company may redeem all or part of the Preferred Stock at a price per share equal to the Secondary Company Redemption Price. The “Secondary Company Redemption Price” will be an amount per share equal to (x) if on or prior to the third anniversary of the Closing Date, the present value on the redemption date of all quarterly dividends (except for currently accrued and unpaid dividends) that would be payable on such Preferred Stock from the redemption date through the third anniversary of the Closing Date (assuming all such quarterly dividends are cash dividends and computed using a discount rate equal to the applicable treasury rate plus 50 basis points, discounted to the redemption date) plus the aggregate Secondary Company Redemption Price that would have been payable to the Holders had the redemption date occurred after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, or (y) for all other periods, (i) $1,000 multiplied by the applicable premium set forth below (expressed as percentages) plus (ii) any accrued but unpaid dividends on such share.

PERIOD	PERCENTAGE
After the third anniversary of the issue date but on or prior to the fourth anniversary	104.4375%
After the fourth anniversary of the issue date but on or prior to the fifth anniversary	102.21875%
Thereafter	100%

Mandatory Redemption

On or after the seventh anniversary of the Closing Date, or at any time if the Company fails to pay a quarterly dividend and such failure is not cured within three months of such failure, a designated representative of the Preferred Stock (the “Holder Representative”), on behalf of the Holders, may elect to have the Company redeem all or a portion of the Preferred Stock at the Secondary Company Redemption Price then in effect. The Company may elect to satisfy any such redemption elected by the Holders by delivering cash, shares of common stock or a combination thereof. The number of shares of common stock to be delivered in the redemption, if applicable, will be determined using a price per share equal to 90% of the trailing 10-trading-day VWAP per common stock share. In the event the Company elects to settle the redemption called by the Holder Representative in common stock, the Holder Representative, in its sole discretion on behalf of the Holders, may elect to revoke its redemption notice or reduce the number of shares to be redeemed.

Change of Control

Upon a change of control (as defined in the Statement of Resolutions), the Company may elect to redeem the Preferred Stock at a price per share of Preferred Stock equal to the Secondary Company Redemption Price then in effect. If a change of control occurs, and the Company does not elect to so redeem the Preferred Stock or provide for the Holders to receive the Secondary Company Redemption Price, and the Holders of a majority of the then-outstanding Preferred Stock do not agree with the Company to an alternative treatment, then the Holders of a majority of the then-outstanding Preferred Stock may elect on behalf of all the Holders to either (i) cause the Company to redeem all, but not less than all, of the outstanding Preferred Stock for cash in an amount per share equal to $1,010 plus any accrued but unpaid dividends or (ii) continue to hold the Preferred Stock, which may be in the form of a substantially equivalent security in the surviving or successor entity. In the event of a change of control in which the Company does not survive and there is no substantially equivalent security available or the change of control is primary for cash equivalents, unless the Company elects to redeem the Preferred Stock in accordance with the first sentence of this paragraph or the Company and the Holders of a majority of the then-outstanding Preferred Stock agree to an alternative treatment of the Preferred Stock, the Company will be required to redeem all, but not less than all, of the outstanding Preferred Stock for (or otherwise provide for the Holders of the Preferred Stock to receive) a price per share of Preferred Stock equal to the Secondary Company Redemption Price. However, any such redemption in cash will be tolled until a date that will not result in the Preferred Stock being characterized as “disqualified stock” or a similar concept under the Company’s debt instruments.

Certain Covenants; Voting Rights

So long as the GSO Funds and their affiliates beneficially own more than 50% of the outstanding Preferred Stock, the consent of the Holder Representative will be necessary for effecting: (i) the issuance of stock senior to or on parity with the Preferred Stock, (ii) the incurrence of indebtedness that would cause us to exceed a specified leverage ratio, (iii) any amendment, modification, alteration or supplement the Company’s articles of incorporation or the Statement of Resolutions in a manner that would adversely affect the rights, preferences or privileges of the Preferred Stock, (iv) any entry into or amendment of certain debt agreements that would be more restrictive on the payment of dividends on, or redemption of, the Preferred Stock than those existing on the Closing Date and (v) any payment of distributions on, purchase or redemption of the Company’s common stock or other stock junior to the Preferred Stock that would cause the Company to exceed a specified leverage ratio.

Holders of Preferred Stock will also have voting rights with respect to potential amendments to the Company’s certificate of incorporation or the Statement of Resolutions that adversely affect the rights, preferences or privileges of the Preferred Stock and in certain other circumstances or as required by law.

Additional Holder Rights

The Statement of Resolutions provides that if any of the following occur:

•	failure by the Company to redeem the Preferred Stock if the Holder Representative elects to redeem the Preferred Stock at any time after the seventh anniversary of the Closing Date;

•	failure by the Company to pay a quarterly dividend when due and such failure continues for three months past the applicable due date; or

•	failure to redeem the Preferred Stock if required to do so in connection with a change of control then the Holders will be entitled to the following additional rights:

•	The dividend rate will be increased to 12.0% per annum until the seventh anniversary of the Closing Date. Thereafter, the dividend rate will equal the greater of (a) the one-month LIBOR rate plus 10.0% and (b) 12.0%. Additionally, the Holder Representative may require any subsequent quarterly dividend be paid in common stock at a price per share of 95% of the trailing five-trading-day VWAP per common stock share;

•	The Holder Representative, acting on behalf of the Holders of a majority of the outstanding shares of Preferred Stock, will have the exclusive right to appoint and elect up to two directors to the Board; and

•	Approval of the Holder Representative will be required prior to incurring indebtedness subject to a leverage ratio, declaring or paying prohibited distributions or issuing equity of subsidiaries to third parties.

Warrant Agreement

In connection with the Closing, the Company and Wells Fargo Bank, N.A. will enter into a Warrant Agreement to, among other things, authorize and establish the terms of the Warrants to purchase 2,750,000 shares of common stock at an exercise price per share of $16.08, subject to adjustment. The Warrants will be exercisable for a ten year period. The Warrants may only be exercised on a cashless net exercise basis and are subject to customary anti-dilution adjustments.

Registration Rights Agreement

The Company also agreed to enter into a Registration Rights Agreement with the GSO Funds at the Closing, pursuant to which the Company will agree to provide certain registration and other rights for the benefit of the GSO Funds.

Standstill and Voting Agreement

In addition, at the Closing, the Company and the GSO Funds will enter into a Standstill and Voting Agreement, pursuant to which the GSO Funds will agree to refrain from taking certain corporate actions regarding the Company and agree to vote their equity interests in the Company in certain circumstances as either (A) recommended by the Board to the holders of Voting Securities of the Company or (B) consistent with, and in proportion to, the votes of the other shareholders of the Company.

The foregoing description of the Purchase Agreement, the Statement of Resolutions, the Preferred Stock, the Warrant Agreement, the Registration Rights Agreement and the Standstill and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein, and the Form of Statement of Resolutions, the Form of Registration Rights Agreement, the Form of Warrant Agreement and the Form of Standstill and Voting Agreement attached to the Purchase Agreement, which are exhibits to the Purchase Agreement and incorporated by reference herein.

Any securities described in this report that have been offered or are to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Stock and Warrants pursuant to the Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof. To the extent that any shares of the Common Stock are issued upon exercise of the warrants by a Warrant holder, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof. The maximum number of shares of common stock that may be issued under the Warrants is set forth above in Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Preferred Stock Purchase Agreement, dated as of June 28, 2017, by and between Carrizo Oil & Gas, Inc. and the Purchasers named therein. The schedules to the Preferred Stock Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: June 28, 2017

Exhibit Index

Exhibit No.	Description

10.1	Preferred Stock Purchase Agreement, dated as of June 28, 2017, by and between Carrizo Oil & Gas, Inc. and the Purchasers named therein. The schedules to the Preferred Stock Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.